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                                                                   EXHIBIT 10.32

                                                                        EXECUTED


                              FELIX COMICS, INC.
                                 87 Birch Lane
                                Wayne, NJ 07470


                                          Dated:  September 1, 1995

Film Roman, Inc.
12020 Chandler Blvd., Suite 200
North Hollywood, CA 91609

Gentlemen:

Upon your signing below under the words "CONSENTED AND AGREED TO", the following will constitute our agreement:

     1. As used herein, the "Production Agreement" shall mean the agreement between you and Felix the Cat Creations, Inc. ("FTCC") dated November 9, 1993, as amended, pursuant to which FTCC granted you the right to produce audiovisual works based upon our copyrighted and trademarked character known as FELIX THE CAT, and other characters associated with FELIX THE CAT (the "Characters").

     2. You have advised us that you are in a position to assist us in commercially exploiting the Characters in "Corporate Sponsorships" and "Premiums" in the United States only (collectively, "Sponsorships"). Accordingly, we hereby appoint you as our exclusive representative to solicit opportunities for the commercial exploitation of the Characters in Sponsorships in the United States only; provided, however, that it is specifically understood that we shall have the right to negotiate agreements for the exploitation of the Characters in Sponsorships on our own behalf. (It also is specifically understood that, for purposes of this agreement, any agreement obtained through the services of Walter Calmette ("WC") shall be deemed an agreement negotiated by us on our own behalf). As used herein, "Corporate Sponsorships" shall mean the use of the Characters to promote any business entity or its products or services, and "Premiums" shall mean items bearing the name or likeness of the Characters, distributed to the public in connection with the promotion of a product or service.

     3. It shall be up to us, in our sole and absolute discretion, to determine in each instance whether to pursue any opportunities presented by you to us for the commercial exploitation of the Characters in Sponsorships.
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     4.   All presentations of proposed opportunities for the commercial exploitation of the Characters in Sponsorships ("Proposals", or, singularly, a "Proposal") shall be made in writing, by you to us, and shall identify the proposed licensee and the proposed means of commercial exploitation of the Characters.

     5. (a) If, at any time during the Production Term (as defined in the Production Agreement), or within ninety (90) days following the expiration thereof, we enter into any agreement authorizing the use of the Characters in Sponsorships by a licensee specified in a Proposal submitted by you to us during the term of this agreement, then we shall pay you, or cause to be paid to you, in full consideration of your services hereunder, forty percent (40%) of all monies, royalties and fees paid to us under that agreement, within thirty (30) days of our receipt thereof.

          (b) If, at any time during the Production Term (as defined in the Production Agreement), or within ninety (90) days following the expiration thereof, we enter into any agreement authorizing the use of the Characters in Sponsorships in the United States as a result of negotiations conducted by us on our own behalf, with a licensee not identified in any Proposal theretofore submitted by you to us, then we shall pay you, or cause to be paid to you, (i) twenty percent (20%) of all monies, royalties and fees paid to us under that agreement, within thirty (30) days of our receipt thereof; provided, however,
(ii) that we shall pay you only ten percent (10%) of such monies, royalties and fees received by us under that agreement after two (2) years shall have expired following the date nine (9) months following the initial broadcast, in the United States, of the last new episode of a series produced by you under the Production Agreement; and provided further, that our obligation to pay you under this paragraph for the use of the Characters shall forever terminate after the expiration of the Merchandise Term in United States. We shall not, during the Production Term, commence negotiations of an agreement authorizing the use of the Characters in Sponsorships in the United States on our behalf with any party identified in a Proposal theretofore submitted by you to us.

          (c) If, at any time during the Production Term (as defined in the Production Agreement), or within ninety (90) days following the expiration thereof, we enter into any agreement authorizing the use of the Characters in Sponsorships in any Territory other than the United States in which your rights under paragraph 6.2 of the Production Agreement shall have been vested, then we shall pay you ten percent (10%) of all monies, royalties, and fees paid to us under that agreement, within thirty (30) days of our receipt thereof; provided, however, that our obligation to
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pay you under this paragraph for the use of the Characters shall forever terminate after the expiration of the Merchandise Term in that Territory.

          (d) The payments specified in this paragraph 5 shall be in lieu and instead of any other payment to you under the Production Agreement in respect of the use of the Characters in Sponsorships.

          (e) If the term of any agreement entered into by us pursuant to paragraphs 5(b) or 5(c) above (i) extends beyond the last day of the Merchandise Term in the applicable Territory and (ii) provides for a portion of any guaranteed sums payable thereunder to be paid after the expiration of the Merchandise Term in the applicable Territory, then, if that portion of such guaranteed sums allocable (on a proportionate basis, as measured by the term of that agreement), to the Merchandise Term in that Territory exceeds the monies paid to us under that agreement during the Merchandising Term, then we shall, upon our receipt of such guaranteed sums, pay or cause to be paid to you the applicable percentage of such excess amount pursuant to in paragraphs 5(b) or 5(c), as the case may be.

          (f) As used herein, "Territory", "Vests" and "Merchandise Term" shall have the meaning set forth in the amendment to the Production Agreement dated October 12, 1995.

     6. You understand that you are not our agent for the purpose of commercially exploiting the Characters in Sponsorships, and that you are not empowered to bind us to any agreement for the commercial exploitation of the Characters in Sponsorships.

     7. (a) You shall be solely responsible for all expenses incurred by you in the performance of this agreement, but this paragraph shall not apply to compensation paid to you by any party to an agreement entered into by us pursuant to paragraph 5(a) above for services actually rendered in connection with the performance of that agreement, such as for the creation of artwork.

          (b) Subject to the condition that we make the additional payments to you, if any, pursuant to paragraph 7(c) below, you shall be solely responsible for all payments to third parties, including, but not limited to CBS Entertainment, Inc. ("CBS") in respect of the use of the Characters in sponsorships, and you shall indemnify us and our affiliates, and our and their officers, shareholders and directors, from any and all loss or damage we or they may suffer (including court costs and reasonable attorney's fees) by reason of your failure to do so.

          (c)  If, with our prior written consent, you enter into

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an agreement with CBS providing for CBS to receive not more than Ten Percent
(10%) of all monies, royalties and fees paid under any agreement authorizing the use of the Characters in Sponsorships in the United States ("CBS Sponsorship Payments") for so long as CBS continues to broadcast episodes of a series produced by you under the Production Agreement (the "CBS Broadcast Term") -- and we hereby grant such consent-- and, subject to our express written consent, during part of the Merchandise Term in the United States following the expiration of Broadcast Term, then, in such event only, and only for so long as CBS Sponsorship Payments shall be due, if at all, and subject to paragraph 7(b) above, your compensation pursuant to paragraph 5(b)(i) above, if any, shall be increased by an amount equal to Eighty Percent (80%) of the CBS Sponsorship Payments, and your compensation pursuant to paragraph 5(b)(ii) above, if any, shall be increased by an amount equal to One Hundred Percent (100%) of the CBS Sponsorship Payments.

     8. This agreement shall be construed under the laws of the State of New York. You hereby consent and submit to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York for the adjudication of any dispute arising out of or relating to this agreement or the alleged breach thereof.

     9. Neither this agreement nor any rights granted to you hereunder may be assigned or licensed by you, and any assignment contrary to this paragraph shall be void from inception; provided however, that you may utilize the services of Determined Productions, Inc. ("DPI") in performing your services hereunder, but if you do so, you will be solely responsible for all payments to DPI in connection therewith, and you hereby indemnify and hold us harmless from any claim by DPI for any compensation in relation to such services.

     10.  All rights not specifically granted herein are reserved to us.

     11. All notices, deliveries, payments, and other communications between the parties shall be in writing and shall be deemed to be given when delivered in person or sent by prepaid first class registered or certified mail, return receipt requested, to the following addresses, or other addresses as may be designated by notice:

               If to you:
               ---------
               Film Roman, Inc.
               12020 Chandler Blvd., Suite 200
               North Hollywood, CA 91609

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               If to us:
               --------
               Felix Comics, Inc.
               87 Birch Lane
               Wayne, NJ 07470

     12. This agreement sets forth the entire agreement between you and us with respect to the subject matter hereof and shall not be modified except by the execution of a written instrument signed by you and us.

     13. The term of your representation of us pursuant to paragraph 2 above shall be for a period of one (1) year commencing September 1, 1995; provided, however, that such term shall be extended until December 31, 1996 if, within thirty (30) days prior to August 31, 1996, you provide us with documentary evidence that you are preparing a Proposal for submission to us. The expiration of that term shall not terminate our obligation or obligations, if any, pursuant to paragraph 5 above.

     14. It is a condition of this agreement and all of your rights hereunder that throughout the term of this agreement, you provide suitable office space and facilities to WC (or another person designated by us) in order that he may, on our behalf, perform services related to the Characters, that you make reasonably available to WC all artwork generated by you pursuant to the Production Agreement, and that you provide all of the foregoing at no expense to us, except that we shall reimburse you for the cost of all long distance telephone calls made and faxes sent by WC.

     15. If the licensee under any agreement authorizing the use of the Characters in Sponsorships wishes to use the Characters on Articles in the Territory, then such licensee shall first notify DPI, in writing, of its intention to make such use of the Characters, specifically identify on such written notice the Articles on which the Characters are to be used, and negotiate in good faith with DPI the proposed terms of an agreement whereby DPI shall manufacture such Articles. Upon the failure of such licensee and DPI to reach such an agreement within sixty (60) days after DPI receives such written notice from such licensee, such licensee shall have the right to engage another party to manufacture such Articles, but only on more favorable terms than those offered by DPI. As used herein, "Articles" shall mean merchandise of all types or kinds incorporating or using any of the Characters, other than entertainment products, such as records, tapes, videocassettes, motion pictures and the like, books, newspapers, magazines, and other publications, computer software, CD-ROMs, "Sega Genesis" games, "Sony Game Boy" games, "CD-ROMs" or any other devices, discs, copies or things by which visual images and/or sounds may be digitally displayed, transmitted or reproduced; and

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the "Territory" shall mean the world, excluding Latin America, South America, the Middle East, Africa and the Indian Subcontinent.

     16. We shall endeavor, wherever it is practical to do so, to cause all monies, if any, becoming payable to you pursuant to paragraph 5 above to be paid directly to you by the party to the applicable agreement.

     17. You specifically acknowledge, confirm, and understand that Felix the Cat Productions, Inc. ("FTCP") has no and shall have no liability to you whatsoever, under this agreement or otherwise, that you have no and shall have no privity of contract with FTCP.

                                       Very truly yours,

                                       FELIX COMICS, INC.


                                       By:  /s/ Don Oriolo
                                          ---------------------
                                                Don Oriolo

CONSENTED AND AGREED TO:

FILM ROMAN, INC.


By:  /s/ Phil Roman
   ---------------------
         Phil Roman

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